 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

STELLAR BIOTECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 8, 2019

STELLAR BIOTECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-37619	N/A
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

332 E. Scott Street

Port Hueneme, California 93041

(Address of principal executive offices) (Zip Code)

(805) 488-2800

(Registrant’s telephone number, including area code)

Not applicable.

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Name of each exchange on which
Title of each class	Trading Symbol(s)	registered
Common Shares, without par value	SBOT	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☑

Item 2.02	Results of Operations and Financial Condition.

On May 8, 2019, Stellar Biotechnologies, Inc. (the “Company”) issued a press release announcing its financial results for its fiscal quarter ended March 31, 2019 (the “Earnings Release”). The full text of the Earnings Release is attached hereto as Exhibit 99.1. The information furnished herein and therein shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that Section, or incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release issued by Stellar Biotechnologies, Inc. dated May 8, 2019.

Important Information and Where to Find It

The Company has filed a definitive proxy statement with the SEC in connection with the solicitation of proxies for its 2019 Annual General Meeting of Shareholders (the “Annual Meeting”) and has mailed the definitive proxy statement to its shareholders. At the Annual Meeting, the Company’s shareholders will be asked to approve, among other things, a proposal for the issuance of its common shares in the proposed transaction with Edesa Biotech Inc. (“Edesa”). THE COMPANY’S SHAREHOLDERS ARE URGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT IN CONNECTION WITH ITS SOLICITATION OF PROXIES FOR THE COMPANY’S ANNUAL MEETING AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, EDESA, AND THE PROPOSED TRANSACTION. Shareholders may obtain, free of charge, copies of the definitive proxy statement and any other documents filed by the Company with the SEC in connection with the proposed transaction at the SEC’s website (http://www.sec.gov), at the Company’s website or by writing to the Corporate Secretary at Stellar Biotechnologies, Inc., 332 E. Scott Street, Port Hueneme, California 93041.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

Participants in Solicitation

The Company, Edesa, and certain of their directors and executive officers may become or be deemed participants in the solicitation of proxies from the Company’s shareholders in connection with the proposed transaction. Additional information regarding persons who may, under the rules of the SEC, be deemed to be participants in the solicitation of the Company’s shareholders in connection with the proposed transaction, and who have interests, whether as security holders, directors or employees of the Company or Edesa or otherwise, which may be different from those of the Company’s shareholders generally, have been provided in the proxy statement and other materials filed with the SEC. Additional information regarding the Company’s directors’ and executive officers’ respective interests in the Company by security holdings or otherwise is set forth in the Company’s Annual Report on Form 10-K for the year ended September 30, 2018 as filed with the SEC on November 30, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stellar Biotechnologies, Inc.

Date: May 8, 2019	By:	/s/ Kathi Niffenegger
	Name:	Kathi Niffenegger
	Title:	Chief Financial Officer

Stellar Biotechnologies Reports Second Quarter Financial Results

LOS ANGELES, May 8, 2019 /PRNewswire/ -- Stellar Biotechnologies, Inc. (Nasdaq: SBOT), a leading manufacturer of a key protein utilized in multiple immunotherapy and immuno-oncology development pipelines, today reported financial results for the three and six months ended March 31, 2019 and provided an update on its business.

During the second fiscal quarter, Stellar entered into a share exchange agreement with Edesa Biotech Inc., a Canadian biopharmaceutical company. Under the terms of the agreement, Edesa shareholders have agreed to exchange their shares of Edesa for newly-issued common shares of Stellar. The proposed transaction, which would result in a change in control of Stellar, is expected to close in June 2019, subject to customary closing conditions, including approval by Stellar shareholders of the issuance of common shares of Stellar to the Edesa shareholders.

"Operationally we have been focused on completing the transaction, which will transform Stellar into a clinical stage drug developer," said Frank R. Oakes, Stellar President and Chief Executive Officer. "The Board of Directors and management believe that focusing on nearer term milestones, which is possible through the business combination with Edesa, is in the best interest of Stellar and its shareholders."

Chief Financial Officer Kathi Niffenegger reported that in light of the proposed transaction, management has taken steps to conserve Stellar's cash resources. "We are managing our working capital toward meeting the terms of the share exchange agreement, while maintaining our core competencies, technology and associated activities. As a result, transaction-related costs were substantially offset by decreases in other expense categories during the first six months of fiscal 2019 compared to the same period last year."

Financial Results

Three Months Ended March 31, 2019

Total revenues increased by $0.06 million to $0.12 million for the three months ended March 31, 2019 compared to $0.06 million for the same period last year primarily due to increased sales of higher value, clinical-grade KLH products.

Total operating expenses increased by $0.39 million to $1.80 million for the three months ended March 31, 2019 compared $1.41 million for the same period last year.

  While product sales increased, cost of sales remained relatively unchanged at $0.06 million for the three months ended March 31, 2019 compared to the same period last year primarily due to higher margins on clinical grade KLH products.
  Cost of aquaculture decreased by $0.03 million to $0.04 million for the three months ended March 31, 2019 compared to $0.07 million for the same period last year primarily due to decreased personnel expenses related to Stellar's intended shift to optimized habitats and cultivation systems, which require less staffing, and management's decisions to postpone equipment and materials purchases in response to the proposed share exchange transaction.
  Research and development expenses decreased by $0.11 million to $0.38 million for the three months ended March 31, 2019 compared to $0.49 million for the same period last year primarily due to a decrease in contracted research services and materials.
  General and administrative expenses increased by $0.56 million to $1.33 million for the three months ended March 31, 2019 compared to $0.77 million for the same period last year primarily due to increased legal and professional fees associated with the proposed share exchange transaction.

For the second quarter of fiscal year 2019, Stellar reported a net loss of $1.66 million, or $0.31 per basic share, compared to a net loss of $1.35 million, or $ 0.90 per basic share, for the second quarter of the prior fiscal year.

Six Months Ended March 31, 2019

Total revenues increased by $0.09 million to $0.17 million for the six months ended March 31, 2019 compared to $0.08 million for the same period last year primarily due to increased sales of higher value, clinical-grade KLH products. Product sales volumes are subject to variability associated with the rate of development and progression of clinical studies of third-party products that utilize Stellar KLH.

Total operating expenses increased by $0.44 million to $3.26 million for the six months ended March 31, 2019 compared to $2.82 million for the same period last year:

  Cost of sales increased by $0.02 million to $0.09 million for the six months ended March 31, 2019 compared to $0.07 million for the same period last year primarily due to increased product sales.
  Cost of aquaculture decreased by $0.06 million to $0.11 million for the six months ended March 31, 2019 compared to $0.17 million for the same period last year primarily due to a decrease in contracted quality testing services, and decreased personnel expenses related to Stellar's intended shift to optimized habitats and cultivation systems, which require less staffing, and a postponement of equipment and materials purchases in response to the proposed share exchange agreement.
  Research and development expenses decreased by $0.27 million to $0.85 million for the six months ended March 31, 2019 compared to $1.12 million for the same period last year. The decrease was primarily due to a decrease in contracted research services and materials.
  General and administrative expenses increased by $0.76 million to $2.21 million for the six months ended March 31, 2019 compared to $1.45 million for the same period last year primarily due to increased legal and professional fees and public company costs.

For the first six months of fiscal year 2019, Stellar reported a net loss of $3.06 million, or $0.57 per basic share, compared to a net loss of $2.75 million, or $ 1.83 per basic share, for the first six months of the prior fiscal year.

Working Capital

At March 31, 2019, Stellar had working capital of $7.26 million. Cash and cash equivalents totaled $7.68 million.

Stellar will file its Form 10-Q for the quarter ended March 31, 2019 with the Securities and Exchange Commission on or about May 8, 2019. To view Stellar's filings with the Canadian Securities Administrators (CSA), visit the CSA's SEDAR website.

About Stellar Biotechnologies
Based north of Los Angeles at the Port of Hueneme, Stellar Biotechnologies, Inc. (Nasdaq: SBOT) is the leader in sustainable manufacture of Keyhole Limpet Hemocyanin (KLH), an immune-stimulating protein utilized as a carrier molecule in therapeutic vaccine pipelines (targeting cancers, immune disorders, Alzheimer's and inflammatory diseases) and for assessing immune system function. KLH can also be used in immunotoxicology studies for monitoring the immunomodulatory effects of drug candidates. Stellar is committed to meeting the growing demand for commercial-scale supplies of GMP grade KLH, ensuring environmentally sound KLH production, and supporting the development of KLH-based active immunotherapies. Stellar KLH is a trademark of Stellar Biotechnologies.

Follow Stellar: LinkedIn | Twitter | Facebook

Important Information and Where to Find It
Stellar has filed a definitive proxy statement with the SEC in connection with the solicitation of proxies for its 2019 Annual General Meeting of Shareholders and has mailed the definitive proxy statement to its shareholders. At the Annual Meeting, Stellar's shareholders will be asked to approve, among other things, a proposal for the issuance of its common shares in the proposed transaction with Edesa. STELLAR'S SHAREHOLDERS ARE URGED TO READ STELLAR'S DEFINITIVE PROXY STATEMENT IN CONNECTION WITH ITS SOLICITATION OF PROXIES FOR ITS ANNUAL MEETING AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT STELLAR, EDESA, AND THE PROPOSED TRANSACTION. Shareholders may obtain, free of charge, copies of the definitive proxy statement and any other documents filed by Stellar with the SEC in connection with the proposed transaction at the SEC's website (http://www.sec.gov), at Stellar's website or by writing to the Corporate Secretary at Stellar Biotechnologies, Inc., 332 E. Scott Street, Port Hueneme, California 93041.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

Participants in Solicitation
Stellar, Edesa, and certain of their directors and executive officers may become or be deemed participants in the solicitation of proxies from Stellar's shareholders in connection with the proposed transaction. Additional information regarding persons who may, under the rules of the SEC, be deemed to be participants in the solicitation of Stellar's shareholders in connection with the proposed transaction, and who have interests, whether as security holders, directors or employees of Stellar or Edesa or otherwise, which may be different from those of Stellar's shareholders generally, have been provided in the proxy statement and other materials filed with the SEC. Additional information regarding Stellar's directors' and executive officers' respective interests in Stellar by security holdings or otherwise is set forth in Stellar's Annual Report on Form 10-K for the year ended September 30, 2018 as filed with the SEC on November 30, 2018.

Stellar Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may," "will," "would," "could," "should," "might," "potential," or "continue" and variations or similar expressions, including statements related to: the expectations related to the transaction, including the timing of the transaction and the plans relating to the resulting business. Readers should not unduly rely on these forward-looking statements, which are not a guarantee of future performance. There can be no assurance that forward-looking statements will prove to be accurate, as all such forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause actual results or future events to differ materially from the forward-looking statements. Such risks include, but may not be limited to: the possibility that Stellar may be unable to obtain shareholder approval required for the proposed transaction, the expected timing and likelihood of completion of the proposed transaction, the possibility that Stellar's working capital decreases prior to the transaction, and therefore, the Stellar shareholders are subject to decreased ownership in the combined company, the inability to successfully integrate the businesses or the risk that such integration may be more difficult, time-consuming or costly than expected, the occurrence of any event, change or other circumstances that could give rise to the termination of the share exchange agreement, the inability of the parties to meet expectations regarding the accounting and tax treatments of the proposed transaction, the potential for the proposed transaction to involve unexpected costs, the risk that the parties may not be able to satisfy the conditions to the proposed transaction in a timely manner or at all, risks related to disruption of management time from ongoing business operations due to the proposed transaction, the risk that the expected benefits of the proposed combination are not realized, the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of Stellar's common shares, the ability to maintain and enforce patents and other intellectual property rights or the unexpected costs associated with such enforcement or litigation, as well as general economic and business conditions, technology changes, competition, changes in strategy or development plans, availability of funds and resources, anticipated requirements for operating capital, governmental regulations and the ability or failure to comply with governmental regulations, changes in trade policy and international law and other factors referenced in Stellar's filings with securities regulators. For a discussion of further risks and uncertainties related to Stellar's business, please refer to Stellar's public company reports filed with the U.S. Securities and Exchange Commission and the British Columbia Securities Commission. All forward-looking statements are made as of the date hereof and are subject to change. Except as required by law, Stellar assumes no obligation to update such statements. This press release does not constitute an offer or solicitation of an offer for sale of any securities in any jurisdiction, including the United States.

Condensed Interim Consolidated Statements of Operations
(Unaudited - Prepared by Management)

	Three Months Ended		Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2019	2018	2019	2018

Total Revenues	$ 117,755	$ 64,052	$ 170,788	$ 84,539

Expenses:
Cost of sales	64,378	65,623	92,371	68,424
Costs of aquaculture	35,408	74,424	113,688	172,474
Research and development	375,734	493,873	846,017	1,124,907
General and administrative	1,325,693	773,989	2,208,491	1,452,470

Total Expenses	1,801,213	1,407,909	3,260,567	2,818,275

Loss from Operations	(1,683,458)	(1,343,857)	(3,089,779)	(2,733,736)

Net Other Income (Loss)	26,981	(8,670)	28,398	(18,737)

Income tax expense	-	-	800	800

Net Loss	$ (1,656,477)	$ (1,352,527)	$ (3,062,181)	$ (2,753,273)

Loss per common share:
Basic and diluted	$ (0.31)	$ (0.90)	$ (0.57)	$ (1.83)

Weighted average number of common shares outstanding:
Basic and diluted	5,330,715	1,502,870	5,330,715	1,502,870

Condensed Interim Consolidated Balance Sheets
(Unaudited - Prepared by Management)

	March 31,	September 30,
	2019	2018

Assets:
Cash, cash equivalents and short-term investments	$ 7,684,120	$ 10,303,552
Other current assets	454,810	352,432
Noncurrent assets	1,012,085	1,123,991

Total Assets	$ 9,151,015	$ 11,779,975

Liabilities and Shareholders' Equity:
Current liabilities	$ 881,407	$ 493,385
Shareholders' equity	8,269,608	11,286,590

Total Liabilities and Shareholders' Equity	$ 9,151,015	$ 11,779,975

Condensed Interim Consolidated Statements of Cash Flows
(Unaudited - Prepared by Management)

	Six Months Ended
	March 31,	March 31,
	2019	2018

Cash Flows Used In Operating Activities:
Net loss	$ (3,062,181)	$ (2,753,273)
Items not affecting cash:
Depreciation and amortization	80,159	95,894
Share-based compensation	45,199	94,168
Foreign exchange (gain) loss	19,494	34,147
Other	97,402	12,419
Changes in working capital items	285,678	(16,223)

Net cash used in operating activities	(2,534,249)	(2,532,868)

Cash Flows From Investing Activities:
Purchase and disposition of property, plant and equipment and subsidiary	(66,035)	(205,891)
Net proceeds of short-term investments	6,078,031	1,494,778

Net cash provided by investing activities	6,011,996	1,288,887

Effect of exchange rate changes on cash and cash equivalents	(19,148)	(33,960)

Net change in cash and cash equivalents	3,458,599	(1,277,941)

Cash and cash equivalents - beginning of period	4,225,521	4,570,951

Cash and cash equivalents - end of period	$ 7,684,120	$ 3,293,010

CONTACT: Gary Koppenjan, Stellar Biotechnologies, Inc., (805) 488-2800, ir@stellarbiotech.com